Exhibit 99.1

March 15, 2011

Ms. Lauren Riker

71 Main Street

Glen Rock, NJ 07452

RE: Employment Terms

Dear Ms. Riker:

Pacira Pharmaceuticals, Inc. (“Pacira Pharmaceuticals” or the “Company”) is pleased to offer you full-time regular employment. Your employment terms are confirmed in this letter. Your start date will be on or around April 18, 2011.

Position and Duties. Should you accept employment, your job position will be Executive Director, Accounting and Financial Reporting. Your work location will be in Parsippany, NJ. You will initially report to Jim Scibetta, Chief Financial Officer. The Company may change positions, duties, and reporting relationships in its discretion.

Salary. We are pleased to offer you a biweekly rate of $ 7,923.08. If annualized, forty hours per week, this would be equal to $206,000.08 (Two Hundred and Six Thousand Dollars and Eight Cents). Pacira Pharmaceuticals, Inc.’s payroll is paid every other Friday. In light of your duties and salary, you will be classified as an exempt employee.

Equity Incentive Plan. The Company has implemented a 2011 Stock Incentive Plan for the purpose of providing equity compensation to employees from time to time. The Company reserves the right to add to, change, or cancel benefits in its discretion. Should you accept our offer of employment, you will be eligible to receive an option grant of 40,000 options subject to approval of our board of directors.

Benefits. As a full-time regular employee you will be eligible to participate in Company-sponsored benefits, including a discretionary matching 401(k) Salary Savings Plan. The Company reserves the right to add to, change, or cancel benefits in its discretion. Please feel free to speak with Human Resources regarding the specifics of these benefits.

At-Will Employment. Your employment with Pacira Pharmaceuticals will be at-will employment, and not for any specified duration. This means that your employment may be terminated by you or by the Company at any time, with or without cause and with or without advance notice. The at-will nature of your employment described in this letter shall constitute

10450 Science Center Drive | San Diego, CA 92121 | Tel: 858.625.2424 | Fax: 858.625.2439 | www.pacira.com

the entire agreement between you and the Company concerning the duration of your employment and the circumstances under which either you or the Company may terminate the employment relationship. No person affiliated with Pacira Pharmaceuticals has the authority to change the at-will status of employment with Pacira Pharmaceuticals, except in a written agreement, signed by you and the President of Pacira Pharmaceuticals, which expressly states the intention to modify the at-will term of your employment.

By accepting employment, you acknowledge and agree that length of employment, promotions, positive performance reviews, pay increases, bonuses, increases in job duties or responsibilities and other changes during employment while employed by Pacira Pharmaceuticals, will not alter the at-will nature of your employment and will not create any implied agreement requiring cause for termination of employment.

Employee Confidentiality and Inventions Assignment Agreement. As a condition of employment, you will be expected to review, sign, and abide by Pacira Pharmaceuticals’ Employee Confidentiality and Inventions Assignment Agreement, a copy of which is enclosed with these materials. If you have any questions about this agreement, please contact Human Resources.

Employment Policies and Procedures. As an employee of Pacira Pharmaceuticals, you will be expected to comply with all Company policies and procedures as adopted from time to time, including but not limited to such policies as may be adopted in the Company’s Employee Handbook.

Dispute Resolution. To ensure the rapid and economical resolution of disputes that may arise in connection with your employment, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to the enforcement, breach, performance, execution, or interpretation of this Agreement, your employment, or the termination of your employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in San Diego County, California conducted before a single arbitrator by JAMS, Inc. (“JAMS”) or its successor, under the then applicable JAMS rules. By agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or by administrative proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. The Company shall pay all of JAMS’ arbitration fees. Nothing in this letter agreement shall prevent either you or the Company from obtaining injunctive relief in court if necessary to prevent irreparable harm pending the conclusion of any arbitration.

Future Changes. We expect that changes and modifications will take place over time in the normal course of business.

Entire Agreement. This letter, together with your Employee Confidentiality and Inventions Assignment Agreement, will form the complete and exclusive statement of agreement with Pacira Pharmaceuticals regarding the subject matter hereof. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Any changes in the terms of this

Agreement, other than changes to at-will employment as specified above, and those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by an officer of Pacira Pharmaceuticals.

If you wish to accept this offer, please sign below and return the fully executed letter to us, along with the enclosed forms. You should keep one copy of this letter for your own records. This offer of employment, if not accepted, will expire immediately.

We are looking forward to having you join us at Pacira Pharmaceuticals. If you have any questions, please call me at (858) 625-2414, extension 3362.

Sincerely,

/s/ Lynette Bowman
Lynette Bowman
Vice President, Human Resources

Enclosures

I have read the above offer letter, and I hereby accept continued employment under the terms described above.

Dated:	3/17/11	Signature:	/s/ Lauren Riker